Exhibit 99.3

HNR ACQUISITION CORP ANNOUNCES

Filing of Updated Preliminary Proxy Statement

HOUSTON, TX / September 13, 2023 / HNR Acquisition Corp (NYSE American: HNRA) (the “Company” or “HNRA”) announces that it filed an updated preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on September 11, 2023.

Updated Proxy Filing

The updated preliminary proxy statement provides shareholders with an update on certain activities including: details on the Amended and Restated Membership Interest Purchase Agreement as described in the Company’s 8-K filing dated August 30, 2023; details on the signed commitment letter for a senior secured term loan as described in the Company’s 8-K filing dated August 30, 2023; questions and answers about the purchase of all of the equity interests of a Texas oil company and its subsidiaries with New Mexico oil and gas holdings; and details on the Company’s five proposals planned for shareholder approval.

The preliminary proxy statement can be found on the Company’s website https://www.hnra-nyse.com/ in the investor relations section under SEC filings, or by searching the EDGAR section of the SEC’s website at www.SEC.gov.

Shareholders will receive a notice from the Board of Directors for a special meeting of shareholders in the near future.

About HNR Acquisition Corp

HNRA is a blank check company (otherwise known as a special purpose acquisition company or SPAC) formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

For more information on HNRA, the acquisition and the transaction, please visit the Company website: https://www.hnra-nyse.com/

Forward-Looking Statements

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected, including the funding of the Trust Account to further extend the period for the Company to consummate an initial business combination, if needed. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. In addition, please refer to the Risk Factors section of the Company’s Form 10-K as filed with the SEC on March 31, 2023 and the Risk Factors section of the preliminary proxy statement filed on Schedule 14A on September 11, 2023 for additional information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com